Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

Announces Appointment of Mark G. Solow

to the Board of Directors

TOMS RIVER, NEW JERSEY, November 14, 2011…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that Mark G. Solow has been appointed to the Boards of OceanFirst Financial Corp. and OceanFirst Bank. Mr. Solow will fill the unexpired terms of former director Carl Feltz, Jr. who passed away in April 2011.

Mr. Solow was a co-founder of GarMark Advisors, LLC, the manager of private investment funds that invest in middle market companies. Also, he is a senior advisor to Crystal Ridge Partners, LLC, and York Street Capital. Prior to the formation of GarMark Advisors, LLC, Mr. Solow was a Senior Executive Vice President at Chemical Banking Corporation (a predecessor institution to JPMorgan Chase) and a member of its twelve-person management committee. During his career at Chemical Bank, he served in several capacities, including head of global investment banking, as well as Senior Credit Officer for the United States, Canada, Western Europe and Asia. Additionally, he has served on the board of directors of Central Jersey Bank, N.A. from its inception through 2010.

“We are pleased to have Mark Solow as a member of our Board,” said John R. Garbarino, Chairman and Chief Executive Officer after today’s announcement. Mr. Garbarino added, “Mark’s capital markets experience, broad knowledge of banking and prior service on a community bank board make him a valuable addition to our organization.”

975 Hooper Avenue — Toms River, NJ 08753 — 732.240.4500 tel — wwwoceanfirst.com

OceanFirst Financial Corp’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.3 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

975 Hooper Avenue — Toms River, NJ 08753 — 732.240.4500 tel — wwwoceanfirst.com